CHIRON INVESTMENT MANAGEMENT

CODE OF ETHICS

Section I. General	3
Section II. Standard of Conduct	3
Section III. Reporting Violations	4
Section IV. Definitions of Access Person	5
Section V. General Principles Regarding Securities Transactions of Supervised Persons	5
Section VI. Sanctions	11
Section VII. Annual Review	11
Section VIII. Reports of Material Changes to the Code	12
Section IX. Retention of Records	12
Section X. Notices	13
Section XI Review	13
Section XII Disclosure	13
STATEMENT ON INSIDER TRADING	14
Section XIII. Background	14
Section XIV. Statement of Firm Policy	14
Section XV. Procedures To Implement Statement	16
Rumors and Manipulative Trading Practices	17
Section XVI. Rumors	17
Section XVII. Manipulative Trading Practices	17
Appendix A	19

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CODE OF ETHICS AT A GLANCE

What is required of me under the Code of Ethics? Among other things, you must:

•	Comply with applicable law, including the Federal securities laws (see page 3).
•	Behave consistently with the Chiron’s fiduciary obligations by putting Client interests first (see page 3).
•	Pre-clear and disclose your personal securities transactions as well as any in which you have a beneficial ownership interest (see page 19 for definition of beneficial ownership).
o	Pre-clear and disclose any transactions in covered securities (see page 6).
•	Disclose all covered accounts (including beneficial ownership) and all holdings in covered securities. Accounts must be disclosed upon hire, as they are opened, and as part of the annual disclosure report. (see page 10).
•	Annually acknowledge that you understand and have complied with the Code (see page 4 and 12).

What am I prohibited from doing under the Code of Ethics? Among other things, you may not engage in the following:

•	Insider Trading, as described elsewhere in the Code of Ethics (see page 14).
•	Communication of non-public information in violation of a duty of confidentiality (see page 15).
•	Front-running Client trades, or otherwise taking inappropriate advantage of Client information. (see page 7).
•	Personal securities transactions conducted through undisclosed brokerage or other accounts (see page 10).
•	Certain other transactions, including: trading within five (5) days, before or after, a client trade, etc. (see page 8).

Schwab Compliance Technologies:

Chiron utilizes Schwab Compliance Technologies (“SCT”) for all pre-clearance requests, quarterly/annual disclosures of accounts and holdings, certifications, etc. SCT may be accessed by the link below:

https://client.schwabct.com/login.do

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CODE OF ETHICS

CHIRON INVESTMENT MANAGEMENT

Section I. General

In compliance with Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940. Chiron Investment Management (“Chiron”) has adopted this Code of Ethics (the “Code of Ethics” or the “Code”) in order to establish the standard of conduct expected of all Supervised Persons in light of Chiron’s duties to its Clients. It also establishes reporting and other requirements for personal securities transactions. The Chief Compliance Officer (the “CCO”) may designate such deputy compliance officers or compliance analysts as the CCO may deem necessary or appropriate to fulfill the responsibilities of the CCO under this Code of Ethics.

The term “Supervised Person” includes (i) any partner, member, officer, director (or other person occupying a similar status or performing similar functions) or employee of Chiron and (ii) any other person who provides investment advice on behalf of Chiron and is subject to Chiron’s supervision and control.

Certain persons who Chiron retains as “consultants” may be Supervised Persons. Supervised Persons are sometimes referred to as “employees.” 1

No person covered by this Code shall engage in any act, practice or course of conduct, which would violate the provisions of the federal and state securities laws. Any violation of the Code, including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action including, but not limited to, suspension of personal trading privileges, disgorgement of profits, payment of a fine, censure and, when appropriate, suspension or termination of employment and/or referral to appropriate governmental agencies. Access Persons (defined below) should be aware that they may be held personally liable for any improper or illegal activities they commit during the course of their employment, and may be subject to civil penalties such as fines, regulatory sanctions, including suspension, as well as criminal penalties.

To the extent applicable, this Code of Ethics adopts the defined terms (if not otherwise defined herein), provisions and restrictions of Chiron’s Compliance Manual.

Section II. Standard of Conduct

This Code is based on the principle that the officers, directors, members and employees of Chiron have a fiduciary duty to place the interests of its Clients first, to conduct all personal securities transactions consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility, and to conduct their personal securities transactions in a manner that does not interfere with the portfolio transactions of any advisory Client or otherwise take unfair advantage of their relationship to any advisory Client. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Persons covered by this Code, including Supervised Persons, are required to comply with all federal securities laws.

[1]	Certain temporary employees of the Firm and certain independent consultants also may be subject, in certain circumstances, to some or all of the provisions of this Code of Ethics, in the discretion of and to the extent determined by the Chief Compliance Officer. Any such person is included in the terms “Employee” or “you” with respect to any applicable provisions of this Code of Ethics.

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All Supervised Persons are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including U.S. federal securities laws and regulations. If a Supervised Person has any question with respect to any such law or regulation, he or she should consult this Code, the Compliance Manual or the CCO. While the CCO is a resource, she is not giving legal advice, and any authorization which may be granted for trading under the Code does not assure compliance with the totality of the Code.

The CCO is responsible for obtaining annual certifications from all Supervised Persons that they have acted in accordance with the policies and procedures set forth in this Code of Ethics during the previous calendar year and that each Supervised Person has read and understands the firm’s Code of Ethics.

Other Relevant Policies

Although not formally part of this Code, Chiron maintains a number of policies and procedures governing Supervised Persons. These include, among others:

•   Policy on Gifts and Business Entertainment

•   Pay to Play Policy

•   Outside Business Activities

Section III. Reporting Violations

Each Supervised Person is required by law to promptly notify the CCO in the event such Supervised Person knows or has reason to believe that such Supervised Person (himself/herself) or any other Supervised Person has violated any provision of this Code.

Chiron is committed to fostering a culture of compliance. Chiron therefore urges any employee to contact the CCO for any reason. No employee will be penalized and their status at Chiron will not be jeopardized by communicating with the CCO. Reports of violations or suspected violations also may be submitted anonymously to the CCO, by using the Confidential Reporting Form via Schwab Compliance Technologies (“SCT”). Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

If a Supervised Person knows or has reason to believe that the CCO has violated any provision of this Code, such Supervised Person must promptly notify the Chief Executive Officer, and is not required to so notify the CCO.

The CCO is Kristen Richards and may be contacted via email at Kristen.Richards@chironim.com.

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Section IV. Definitions of Access Person

In order to avoid actual and perceived conflicts of interests with Clients as well as the laws relating to insider trading, Chiron has adopted a strict personal securities transactions policy. This Policy governs any investment by an “Access Person” in securities, including any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other derivative products, cryptocurrencies and interests in privately placed offerings, limited partnerships and other entities, for which the Access Person has direct or indirect beneficial ownership. See Appendix A for a complete definition description of beneficial ownership.

The following Supervised Persons are “Access Persons”:

A. All of the elected managers and officers of Chiron and the elected managers, members of the Board and other officers of Chiron Global Investors, LLC, the parent company of Chiron and their immediate family2; and

B. Any Supervised Person:

1)	Who has access to non-public information regarding any Client’s investment or purchase or sale of securities; or
2)	Who is involved in making investment or securities recommendations to Clients, or who has access to such recommendations that are non-public.

Except as otherwise noted, Chiron’s restrictions on personal investment transactions apply to all Access Persons. Currently, every Supervised Person is deemed to be an Access Person.

C. Advisors to Chiron (“Chiron Advisors”) includes any natural person or entity that serves in the limited capacity of an advisory role to Chiron. Such Chiron Advisors may be members of certain Chiron Committees and receive general information regarding Chiron Clients and the strategies being employed by Chiron for its Clients, however, Chiron Advisors will not receive information regarding day to day trading in the Client portfolios. To date, Chiron deems the Chairman and Vice-Chairman of Chiron to be Chiron Advisors. All other Access Persons are deemed to be Chiron Employees.

Section V. General Principles Regarding Securities Transactions of Supervised Persons

No Supervised Person may engage in a transaction in a security that is also the subject of a transaction by a Client if such Supervised Person’s transaction would disadvantage or appear to disadvantage the Client. The following specific restrictions apply to all trading activity by Supervised Persons:

[2]	Chiron reserves the right to exclude persons who otherwise meet the definition; for example, such person is not involved in Chiron on a regular basis, does not have access to the trade blotter of Chiron, etc. The Board of Managers of Chiron shall make this determination in each case after consulting with the CCO.

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A.	Pre-clearance Procedures

How do I Pre-Clear a Personal
Securities Transaction?

1.  Login to the SCT portal

2.   Select “Create a pre-clearance” under “Quick Links”

3.   Enter the details of the proposed transactions and submit a request.

4.   If and when an approval is received, place your order. Be sure to check the details of your approval and make sure your order is for the same security and direction as the approval you received.

5.   Only execute your trade during the approval window. You will receive notification from SCT once your approval has expired.

Each Access Person must clear in advance any personal investment transaction in (1) any security, currency or instrument, including initial public offerings, limited offerings, private placement investments and (2) any other security or other product that the CCO has designated as a pre-clearance security or product (together, a “Pre-clearance Security”). Chiron Advisors are exempt from the pre-clearance requirements for specified securities/instruments as described below.

An Access Person must clear in advance all Pre- clearance Security transactions, including the writing of an option to purchase or sell a Pre-clearance Security, by completing and submitting the Pre-clearance Form provided through SCT. Both the CCO and CIO must approve the Security transaction before it can be executed. An Access Person will be required to make certain certifications each time he or she trades a Pre-clearance Security, including that he or she has no knowledge that would violate the General Principles set forth above.

1. Clearance is effective (for securities other than initial public offerings or scheduled secondary/limited offerings), unless earlier revoked, until the earlier of (1) the close of business on the second trading day, beginning on and including the day on which such clearance was granted (if clearance was granted prior to the close of the NYSE), or (2) such time as the Access Person learns that the information provided to Compliance in such Access Person’s request for clearance is not accurate. If the transaction is not completed within this time period, including limit orders, such Access Person must seek a new pre-clearance, including one for any uncompleted portion of the initially approved transaction.

Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person has knowledge that a security to which the clearance relates is being considered for purchase or sale by a Client. The CCO and/or CIO may refuse to pre-clear a transaction if either deems the transaction to involve a conflict of interest, possible diversion of investment opportunity or an appearance of impropriety.

Post-transaction approval is not permitted. If Chiron determines that an Access Person completed a trade before approval or after the clearance window expires, such Access Person will be considered to be in violation of this Code.

2. Pre-clearance is required for any transaction in a security, currency or instrument including a hedge fund, limited offering, initial public offering or private placement investment. An additional Pre-clearance is not required for a reinvestment in a private placement for which approval has been granted. However, such transaction is required to be reported on a quarterly basis pursuant to Section V.E.1.

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3. Cryptocurrencies, including futures on cryptocurrencies, must be pre-cleared.

4. For Chiron Advisors, only, the following securities and associated transactions are exceptions from the pre-clearance requirements, however such transactions are subject to the reporting requirements as set forth in this Code:

•	Publicly traded equities which are deemed to be large-cap companies, large-cap is defined as $15 billion or greater capitalization
•	Eligible Exchange-Traded Funds (“Eligible ETFs”), an Eligible ETF maintains fifty (50) or more underlying holdings
•	All fixed-income/debt/lending transactions
•	Hedge Funds/Private Equity Funds/Venture Capital Funds
•	Cryptocurrencies
•	Derivatives

B.	Prohibited Actions and Transactions

Clearance will not be granted under Section A with respect to the following prohibited actions and transactions. Engaging in any such actions or transactions by Access Persons will result in sanctions.

How do I know if a particular company is included on Chiron’s Restricted List(s)?

Compliance does not publish the contents of the Restricted List(s) because, under certain circumstances, the inclusion of a particular name could itself convey non-public information. You should pre-clear all of your Personal Securities Transactions as required under the Code. Compliance uses the pre-clearance process to ensure that requests to trade securities of issuers on an applicable Restricted List are reviewed.

1) Any transaction in a security in anticipation of an order from or on behalf of a Client (front running) is prohibited;

2) Any transaction of a security included on the Restricted List of issuers maintained by Chiron is prohibited. Chiron’s “Restricted List” shall include the name of any company as to which a Chiron Employee may have material information which has not been publicly disclosed, as well as any securities which are deemed to be ‘restricted’ by the CCO;

3) Any transaction in a security which the Access Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale, by or on behalf of a Client is prohibited until the Client’s transaction has been completed or consideration of such transaction is abandoned, including any security for which a pending buy or sell open order exists on the trading desk/blotter for any Client, without regard to the knowledge of the Access Person;

Securities/trades executed by Chiron Advisors are exempt from Sections V. B. 4-6, however, all Chiron Employees remain subject to all of Section B.

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4) Any transaction in a security during the period which begins five (5) business days before and ends five (5) business days after any Client has traded in that security;

5) Any short selling or option trading that is economically opposite any pending transaction for any Client is prohibited;

6) Any transaction in a security that would result in such Access Person profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) security within 60 calendar days; and

7) All other transactions (including securities to be acquired in an Private Placement, Limited Offering or Initial Public Offering (IPO)), other than certain Exceptions described below, must be pre-cleared by the CCO and the CIO.

a)	Pursuant to Section B.3, if a Client is trading/participating in an IPO, a Chiron Employee’s request to trade/participate in the same IPO will be denied;

b)	Pursuant to Section B.3, if a Client is trading/participating in an IPO, a Chiron Advisor’s request to trade/participate in the same IPO may or may not be approved, subject to factors of the specific IPO, including size, name, etc.; and

c)	Chiron Advisors must pre-clear an investment in a private placement/private equity if the investment is within twelve (12) months of a potential IPO. Factors to be considered for pre-clearance requests that meet this criteria include, but are not limited to, the structure of the investment, will the holding of the Chiron Advisor be held in a structure/account over which the Chiron Advisor does not have control, will the investment be subject to a lock-up period.

Chiron, its employees and related persons may not knowingly buy or sell securities from or to Clients of Chiron. Chiron, its employees and related persons are not permitted to “front-run” or self-deal to the disadvantage of a Client. A related person may be a husband, wife, domestic partner, minor child or a relative sharing the same house, as well as any person for whom an employee provides material support.

No Access Person may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have a beneficial interest, products that are, at that time, restricted by the CCO, without review of the transaction by the CCO.

C.	Trading Restrictions

In addition to the more general restrictions discussed above, Chiron has adopted other restrictions on personal investment transactions.

Without approval from the CCO and CIO, no Access Person may, for his or her own account or for any account in which he or she may have a beneficial interest:

1) Purchase or sell, directly or indirectly, any security that is subject to firm-wide restriction because of, for example, the possession of material non-public information;

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2) Buy or sell based upon, or while in possession of, material non-public information regarding the issuer or security; and

3) Buy or Sell any Pre-clearance Securities without pre-clearance approval.

D.	Exempt Securities or Transactions

The following securities and any associated transactions are exempt from the pre-clearance and reporting requirements (“Exempt Securities”):

Do I need to pre-clear a transaction in a Discretionary Account if I acquire prior knowledge on a “one-off” basis?

Yes. The pre-clearance exemption for Discretionary Accounts is based upon the Covered Person not having actual knowledge of any transaction until after the transaction is executed. Therefore, notwithstanding the exemption, if a Covered Person becomes aware of any transaction in a discretionary account before it is executed, the person must seek pre-clearance of that transaction (if pre-clearance of the transaction would otherwise be required) before it is executed.

1) Direct Obligations of the U.S. Government (i.e., treasury securities);

2) Bank Certificates of Deposit;

3) Bankers’ Acceptances;

4) Commercial Paper;

5) High quality short-term debt obligations, including repurchase agreements;

6) Shares issued by registered money market funds;

7) Shares issued by open-end investment companies (i.e., mutual funds). However, transactions in Reportable Funds, funds for which Chiron serves as an Investment Adviser, (i.e., Chiron Capital Allocation Fund and Chiron SMid Opportunities Fund), must be reported to Compliance;

8) 529 Plans/Qualified Tuition Plans

9) Shares issued by unit investments trusts that are invested exclusively in one or more open-end funds;

10) Securities purchased through an automatic dividend reinvestment plan;

11) Purchase of securities by exercise of rights issued to the holders of a class of securities pro rata, to the extent they are issued with respect to securities for which an Access Person has beneficial ownership;

12) Acquisitions or dispositions of securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities for which an Access Person has beneficial ownership;

13) Securities purchased or sold in an account for which an Access Person has beneficial ownership, and for which the Access Person, via a written contract, has granted complete discretionary authority to an independent third party.

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14) Such other classes of transactions as may be exempted from time to time by the CCO based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisors Act; and

15) All other securities are Covered Securities (“Covered Securities).

E.	Reporting of Transactions

1)	Quarterly Personal Securities Transactions Reports

All Access Persons must file with the CCO a Personal Securities Transactions Report by the 30th day of January, April, July and October or, if that day is not a business day, then the first business day thereafter. In each Personal Securities Transactions Report, the Access Person must report all personal investment transactions in which he or she has a beneficial interest and which were transacted during the quarter, other than those in Exempt Securities or via Exempt Transactions. As well, each Access Person must also report all accounts opened and/or closed during the quarter.

Every Access Person must file a Personal Securities Transactions Report when due even if such person made no purchases or sales of securities during the period covered by the report. An Access Person is charged with the responsibility for making the Personal Securities Transactions Reports. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. The Personal Securities Transactions Report must be on the form provided by Chiron. Chiron utilizes SCT to generate the report for all Access Persons. It is still the responsibility of an Access Person to verify the information and include any missing transactions.

In lieu of filing such a Personal Securities Transactions Report, an Access Person may arrange for all the brokerage firms at which the Access Person maintains an account in which he or she has a beneficial interest to supply to Chiron, on a timely basis, duplicate copies of trade confirmations and copies of periodic broker account statements which state the name of his or her account and account number. Any securities transactions (other than those in Exempt Securities or via Exempt Transactions) that are not reported on such account statements must be reported on a Personal Securities Transactions Report.

An Access Person must provide a list using the SCT system of all his or her brokerage accounts to the CCO. An Access Person is responsible for updating their accounts within 10 (ten) business days of opening a new brokerage account.

What should I do when opening a new investment account?

Login to the SCT portal

1. Select “Personal Brokerage Account Disclosure” under “Forms”

2. Enter the details of the new brokerage account and submit

3. If you are a registered representative with Foreside, you will need to seek prior approval on their web-based system before opening any new account

Please note: The CCO may request more detailed information concerning any Personal Securities Transaction Reports, brokerage statements and/or confirmations and/or Annual Holding Reports supplied to the CCO (in abstract form or otherwise) should the CCO believe that such holding, purchase or sale may indicate a potential concern to the obligations of Chiron as set forth in this Code of Ethics, the Compliance Manual and/or any certifications hereto. Each Access Person shall comply with any such request of the CCO.

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2)	Certain Exceptions

Quarterly Reports need not be filed with respect to:

a)	Transactions in an account over which the Access Person has no direct or indirect influence or control (i.e., those done through a managed account or blind trust, see the Discretionary Accounts form on SCT for further information required if an account meets this exception);
b)	Transactions that are reported on broker trade confirmations or account statements that are provided to Chiron no later than 30 days after the end of the applicable calendar quarter; and
c)	An “automatic investment plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3)	Annual Holdings Report

All Access Persons must also complete an annual holdings report due no later than 45 days after the completion of each calendar year (the “Annual Holdings Report”). This Annual Holdings Report must include a listing of all securities in which an Access Person has a beneficial interest as of the 45 days preceding the filing date of the report, other than Exempt Securities. New Access Persons must provide an Annual Holdings Report within ten (10) business days of the commencement of such person’s employment or becoming classified an Access Person.

How do I submit my initial, quarterly and annual disclosure forms and certifications?

Initial disclosure forms and certifications may be submitted electronically through SCT as explained during initial Compliance training and via a follow-up

If an Access Person is on maternity leave or any other approved leave, he or she will have five (5) business days after their return to complete and turn in any and all transactions/holdings reports that may have been due while they were on leave.

Section VI. Sanctions

Upon discovering a violation of this Code, Chiron may impose sanctions as it deems appropriate, including, without limitation, a letter warning disgorgement of profits, termination of trading privileges or suspension or termination of the Access Person.

Section VII. Annual Review

Pursuant to Rule 17j-1(c)(2)(ii) under the Investment Company Act of 1940, with respect to any Client that is an investment company registered under the Investment Company Act, Chiron will, no less frequently than annually, furnish to each such investment company’s board of directors/trustees a written report that (i) describes any issues arising under this Code or procedures since the last report to the board, including but not limited to information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that Chiron has adopted procedures reasonably necessary to prevent its Supervised Persons from violating this and Code.

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Section VIII. Reports of Material Changes to the Code

Within a reasonable period of time of making any material change to this Code, but in no event longer than six months after making a material change, the CCO or a designee will report to the directors/trustees of each investment company that is a Client, the nature of such changes.

Section IX. Retention of Records

A. The CCO will maintain, for a period of six (6) years unless specified in further detail below, the records listed below. The records will be maintained at Chiron’s principal place of business in an easily accessible but secure place, including via electronic methods as more fully described in the Compliance Manual.

1) A record of the names of persons who are currently, or within the past six years were, Supervised Persons of Chiron, subject to this Code during that period, as well as the persons required to review related reports, must be maintained in an easily accessible place;

Who has access to the information I provide pursuant to the Code?

Disclosures filed pursuant to the Code are secured in a systems to which access is limited. However, your disclosures will be reviewed by appropriate Compliance and other personnel of Chiron to verify compliance with the Code. Reports may also be shared with your manager, or other members of senior management and may be subject to disclosure as required by law, such as in response to litigation and governmental inquires. Additional information may be required to clarify the nature of particular transactions.

2) The initial and annual Certificate of Compliance signed by all persons subject to this Code acknowledging receipt of copies of such Code and acknowledging they are subject to it and will comply with its terms. All such Certificates of each Supervised Person must be kept for six years after the individual ceases to be a Supervised Person;

3) A copy of each Code that has been in effect at any time during the six (6) year period, must be maintained in an easily accessible place;

4) A copy of each report made by a Supervised Person pursuant to this and Code, including any broker trade confirmations or account statements that were submitted in lieu of such persons’ quarterly transaction reports must be maintained for at least six years, the first two years in an easily accessible place;

5) A record of all known violations of the Code and of any actions taken as a result thereof, regardless of when such violations were committed, must be maintained in an easily accessible place for at least six years;

6) A record of any decision to approve or deny the acquisition of securities subject to Pre-clearance and must be maintained for at least six (6) years after the approval is granted; and

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7) A record of all reports made by the CCO related to this Code, including, but not limited to, each report required by paragraph (c)(2)(ii) of Rule 17j-1 under the Investment Company Act must be maintained for at least six (6) years after the report is made, the first two years in an easily accessible place.

Section X. Notices

For purposes of this Code, all notices, reports, requests for clearance, questions, contacts or other communications to the CCO shall be considered delivered if given to the CCO.

The CCO is Kristen Richards and her contact information is Kristen.Richards@chironim.com.

Section XI Review

This Code shall be reviewed by the CCO on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Chiron or Supervised Persons. Supervised Persons are encouraged to contact the CCO with any comments, questions or suggestions regarding implementation or improvement of the Code.

Section XII Disclosure

Each registered investment adviser is required to describe its Code of Ethics in its Form ADV Part 2 and, upon request, to furnish current or potential Clients with a copy of the Code of Ethics. Chiron will comply with this requirement, as required.

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STATEMENT ON INSIDER TRADING

Section XIII. Background

Insider trading - trading securities while in possession of material, non-public information or improperly communicating such information to others may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $5,000,000 and/or 20 years’ imprisonment. The Commission may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person found to have engaged in insider trading from the securities industry. In addition, investors may sue seeking to recover damages for insider trading violations.

Regardless of whether a federal inquiry occurs, Chiron views seriously any violation of the Statement on Insider Trading (the “Statement”). Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Supervised Person legitimately may be uncertain about the application of the Statement in a particular circumstance. Supervised Persons should direct any questions relating to the Statement to the CCO. A Supervised Person must also notify the CCO immediately if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

Section XIV. Statement of Firm Policy

Buying or selling securities on the basis of material non-public information is prohibited. This would include purchasing or selling (i) for a Supervised Person’s own account or one in which the Supervised Person has direct or indirect influence or control, or (ii) for the account of a Client. If any Supervised Person is uncertain as to whether information is “material” or “non-public,” such person should consult the CCO.

Disclosing material, non-public information to inappropriate personnel, whether or not for consideration (i.e., tipping) is prohibited. Material, non-public information must be disseminated on a “need to know basis” only to appropriate personnel. This would include any confidential discussions between the issuer and personnel of Chiron. The CCO should be consulted if a question arises as to who may be an appropriate or inappropriate recipient of material, non-public information.

Assisting anyone transacting business on the basis of material, non-public information through a third party is prohibited. The following summarizes principles important to this Statement:

1)	What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information of which disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact specific inquiries. Supervised Persons should direct any questions regarding the materiality of information to the CCO.

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Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, pre- publication information regarding reports in the financial press may also be deemed material.

2)	What is “Non-public” Information?

Information is “non-public” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.

3)	Identifying Insider Information:

I think I may have inadvertently received material non-public information. What should I do?

If you think that you might have received material, non-public information from any source (including, without limitation, an officer, director or employee of a public company, consultant, analyst or broker), you should take the following steps:

•  Report the information immediately to Kristen Richards, Counsel and Chief Compliance Officer.

•  Do not purchase or sell any securities potentially impacted by the information on behalf of yourself or others, including Clients, until Chiron has made a determination as to the need for trading restrictions.

•  Do not communicate the material, non-public information inside or outside Chiron (even to your manager) other than to Kristen Richards.

After review of the issue, Chiron will determine whether any trading restrictions apply and what action, if any, Chiron should take.

Before executing any trade for oneself or others, including any Clients, a Supervised Person must determine whether he or she has access to material, non- public information. If a Supervised Person believes he or she might have access to material, non-public information, he or she should take the following steps:

a) Immediately alert the CCO, so that the applicable issuer/security may be placed on the Restricted List if appropriate;

b) Do not purchase or sell the securities on his or her behalf or for others, including any Clients; and

c) Do not communicate the information inside or outside of Chiron, other than to the CCO.

The CCO will review the issue, determine whether the information is material and non-public, and, if so, what action Chiron should take.

4)   Contacts With Public Companies; Tender Offers

Contacts with public companies represent part of Chiron’s research efforts and Chiron may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material, non-public information. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, Chiron must make a judgment about its further conduct. To protect oneself, Clients, and Chiron itself, a Supervised Person should immediately contact the CCO if he or she believes he or she may have received material, non-public information.

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Are there any special considerations to keep in mind with respect to insider trading Laws outside the U.S.?

Yes. You should keep in mind that insider trading laws vary from country to country, and that local authorities can and do assert their jurisdiction over particular transactions regardless of where a buyer or seller of securities rules.

You should always be mindful of the sensitivities surrounding confidential or non-public information, especially if this information could impact a security’s market price. Refer any questions to Compliance.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s securities. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Supervised Persons must exercise particular caution any time that they become aware of non-public information relating to a tender offer.

Section XV. Procedures To Implement Statement

A. All Supervised Persons must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur. In this regard, all Supervised Persons are responsible for:

1) Reading, understanding and consenting to comply with the insider trading policies contained in this Statement. (Supervised Persons will be required to sign an acknowledgment that they have read and understood their responsibilities under the Code);

2) Ensuring that no trading occurs for their account, for any account over which they have direct or indirect influence or control, for any Client’s account, or in securities for which they have material, non-public information;

3) Not disclosing insider information obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

4) Consulting the CCO when questions arise regarding insider trading or when potential violations of the Statement are suspected;

5) Advising the CCO of all outside activities, directorships, or major ownership (over 5%) in a public company. No Supervised Person may engage in any outside activities as employee, proprietor, partner, consultant, trustee, officer or director without prior written consent of the CCO (Outside Business Activity Disclosure/Pre-Clearance may be found on SCT);

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6) Being aware of, and monitoring, any Clients who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the CCO; and

7) Preventing accidental dissemination of material non-public information, by adhering to the following guidelines:

a)	Inform management when unauthorized personnel enter the premises;

b)	Lock doors at all times in areas that have confidential and secure files;

c)	Refrain from discussing sensitive information in public areas;

d)	Refrain from leaving confidential information on message devices;

e)	Maintain control of sensitive documents including hand-outs and copies intended for internal dissemination only;

f)	Ensure that faxes and e-mail messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message; and

g)	Do not allow passwords to be given to unauthorized personnel.

RUMORS AND MANIPULATIVE TRADING PRACTICES

Section XVI. Rumors

Supervised Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity. Intentionally creating, passing or using false rumors may violate the antifraud provisions of Federal Securities Laws, and such conduct is contradictory to this Code, as well as Chiron’s expectations regarding appropriate behavior of its Supervised Persons.

Unsubstantiated information published in a newspaper or announced on radio or television, however, may be repeated only after approval from the CCO is obtained, and if the source and the unsubstantiated nature of the information are disclosed. Please consult with the CCO if you have questions regarding the appropriateness of any communications.

Section XVII. Manipulative Trading Practices

Section 9(a)(2) of the Securities and Exchange Act of 1934 (“Exchange Act”) and Rule 10b-5 thereunder make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the price of the security.

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Supervised Persons are prohibited from engaging in actual or apparent trading in a security for the purpose of (i) inducing the purchase or sale of such security by others; or (ii) causing the price of a security to move up or down. The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.

The CCO will monitor Client and employee trading for any suspected breaches of Section 9(a)(2) or Rule 10b-5.

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APPENDIX A

“Beneficial Ownership”

For purposes of this Code, Beneficial Ownership has the same meaning as that set forth in Rule 16(a)-1(a)(2) under the Securities and Exchange Act of 1934. In general, a “beneficial owner” of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship (such as, for example, with that person’s spouse, domestic partner, children or other close familial relationship), agreement or otherwise, has or shares any direct or indirect pecuniary interest, and by reason of which such Access Person should be regarded at the true owner, although such securities/instruments/interests (“Security” or “Securities”) may not be registered or standing on the books of the issuer in the name of the Access Person.

The existence of Beneficial Ownership is clear in certain situations, such as: securities held in street name by brokers for an Access Person’s account, bearer securities held by an Access Person, securities held by custodians, pledged securities and securities held by relatives or others for an Access Person. An Access Person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual’s Immediate Family. The Immediate Family member’s ownership of the securities may be direct (i.e., in the name of the family member) or indirect.

For example, Securities held:

(i)	For an individual’s benefit in the names of others, such as nominees, trustees and other fiduciaries;
(ii)	By any partnership of which an individual is a partner; and
(iii)	By any corporation which is controlled by an individual (directly or through intermediaries), would be deemed to be Beneficially Owned by said individual.

Similarly, an individual obtains benefits equivalent to ownership from, and thus is generally regarded as the Beneficial Owner of, Securities:

(i)	Held in the name of a spouse, a minor child or a relative of the person or spouse; and
(ii)	Where income derived from those Securities is applied to maintain a common home or to meet expenses that the person would otherwise meet from other sources.

Interests that confer Beneficial Ownership of a Security include having or sharing with another:

(i)	Voting power, including the power to vote or to direct the voting of the Security; and/or
(ii)	Investment power, including the power to dispose or to direct the disposition of such Security.

An individual is also deemed to be the Beneficial Owner of Securities that such individual has the right to acquire Beneficial Ownership of:

(i)	Through the exercise of an option, warrant or right (including options traded on options exchanges) exercisable within 60 days;
(ii)	Through the conversion of Securities that are immediately convertible or will become convertible within 60 days;

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(iii)	Pursuant to the automatic termination within 60 days of a trust, discretionary account or similar arrangement.

In addition, Beneficial Ownership is conferred if voting or investment power is shared with one or more other persons and, therefore, the same shares of stock may be deemed Beneficially Owned by a number of persons.

The SEC regards Securities held in trust for others as Beneficially Owned by the trustee if the trustee has or shares voting or investment power with respect to such Securities.

Immediate Family of an individual means any of the following persons who reside in the same household as the individual, or for which the individual provides or contributes in a meaningful way to the daily living expenses:

Child	grandparent	son-in-law
Stepchild	spouse	daughter-in-law
Grandchild	sibling	brother-in-law
Parent	mother-in-law	sister-in-law
Stepparent	father-in-law	domestic partner

Immediate Family includes adoptive relationships and any other relationships (whether or not recognized by law) that the CCO determines could lead to possible conflicts of interest, diversions of investment opportunity or appearances of impropriety that this Code is intended to prevent.

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